Registration No. 33-84894
                                                                Rule 424(b)(3)

          SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED FEBRUARY 22, 1996

                     MLCC Mortgage Investors, Inc., Seller
             Mortgage Loan Asset Backed Pass-Through Certificates,
                            Series 1996-A, Class A

                       MERRILL LYNCH CREDIT CORPORATION
                                Master Servicer

------------------------------------------------------------------------------

     On February 28, 1996, the Mortgage Loan Asset Backed Pass-Through Certificates, Series 1996-A, Class A (the "Certificates") were issued in an approximate original aggregate principal amount of $345,842,681. The Certificates represented beneficial interests in the Trust Fund created pursuant to a Pooling and Servicing Agreement dated as of February 1, 1996 by and among MLCC Mortgage Investors, Inc., as seller, Merrill Lynch Credit Corporation, as master servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

     The Master Servicer has informed the Seller that the Master Servicer has entered into a contract with Cendant Mortgage Corporation, as subservicer, to perform its servicing duties under the Pooling and Servicing Agreement. The contract with Cendant Mortgage Corporation does not include the Master Servicer's servicing duties with respect to the Additional Collateral under the Pooling and Servicing Agreement. Notwithstanding such subservicing arrangements entered into by the Master Servicer with Cendant Mortgage Corporation or any other subservicer, the Master Servicer will not be released from its obligations under the Pooling and Servicing Agreement and will remain liable for the servicing of the Mortgage Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such liability by virtue of such subservicing arrangements.

     The first two tables set forth after the first paragraph under the heading "MLCC and its Mortgage Programs--Delinquency and Loan Loss Experience" on pages S-26 and S-27 of the Prospectus Supplement are hereby updated, in their entirety, as follows:


                                                          PRIMEFIRST(R) LOAN DELINQUENCY EXPERIENCE
                                                                     (Dollars in Thousands)

                                        December 31, 2000             December 31, 1999           December 31, 1998
                                     -----------------------      -----------------------    -------------------------
                                     Number of                    Number of                  Number of
                                     PrimeFirst    Principal      PrimeFirst    Principal    PrimeFirst      Principal
                                        Loans       Amount         Loans         Amount        Loans          Amount
                                     ----------    ---------      ----------    ---------    ----------      ---------
PrimeFirst Loans
  Outstanding...................       17,917     $6,750,058         11,223     $4,526,896       11,263     $4,408,862
                                       ------     ----------         ------     ----------       ------     ----------
Delinquency Period
  30-59 Days....................          486     $  197,046            199     $   76,666          184     $   77,751
  60-89 Days....................           55         28,746             38         15,834           26          9,815
  90 Days or More*..............           20         13,294             15          8,300           34         23,664
                                       ------     ----------         ------     ----------       ------     ----------
     Total Delinquency..........          561     $  239,086            252     $  100,800          244     $  111,230
                                       ======     ==========         ======     ==========       ======     ==========

Delinquencies as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................         3.13%          3.54%          2.25%          2.23%        2.17%          2.52%

Loans in Foreclosure............           36     $   24,910             36     $   33,135           47     $   43,681

Loans in Foreclosure as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................         0.20%          0.37%          0.32%          0.73%        0.42%          0.99%

_______________
* Does not include loans subject to bankruptcy proceedings.



                                             PRIMEFIRST(R)LOAN LOSS EXPERIENCE
                                                  (Dollars in Thousands)

                                                             Year Ended            Year Ended           Year Ended
                                                          December 31, 2000     December 31, 1999     December 31, 1998
                                                          -----------------     -----------------     -----------------
Average Principal Balance of PrimeFirst Loan
  Portfolio.......................................           $ 5,638,477            $ 4,467,879          $ 4,855,906
Average Number of PrimeFirst Loans Outstanding
  During the Period...............................                14,570                 11,243               12,711
                                                             -----------            -----------           ----------
Gross Charge-offs.................................           $       885            $     5,578           $    4,030
Recoveries........................................                     0                     16                    2
                                                             -----------            -----------           ----------
Net Charge-offs...................................           $       885            $     5,562           $    4,028
                                                             ===========            ===========           ==========
Net Charge-offs as a Percent of Average
  Principal Balance Outstanding...................                  0.02%                  0.12%                0.08%


     The first two tables set forth after the second paragraph under the heading "MLCC and its Mortgage Programs--Delinquency and Loan Loss Experience" on pages S-27 and S-28 of the Prospectus Supplement are hereby updated, in their entirety as follows:


                                         Revolving Credit Line Loan Delinquency Experience
                                                        (Dollars in Thousands)

                                      Year ended      Year ended       Year ended     Year ended      Year ended
                                     December 31,    December 31,     December 31,   December 31,    December 31,
                                         1996            1997             1998           1999            2000
                                     ------------    ------------     ------------   ------------    ------------
Number of Revolving Credit
  Line (RCL) Loans Serviced.....          28,368         31,395           30,571         31,517          33,863
Aggregate Loan Balance of
  RCL Loans Serviced............     $ 1,353,800     $1,387,217       $1,191,938     $1,202,594      $1,313,527
Loan Balance of RCL Loans
  2 months Delinquent...........     $     8,292         $5,450           $6,634         $6,427          $8,137
Loan Balance of RCL Loans
 3 months or more Delinquent(1).     $    39,508        $44,104          $31,348        $22,863         $18,782
Total of 2 months or more
 Delinquent as a % of Loan
 Balance of RCL Loans...........            3.53%          3.57%            3.19%          2.44%           2.05%

                                             Revolving Credit Line Loan Loss Experience
                                                      (Dollars in Thousands)

                                      Year ended      Year ended       Year ended     Year ended      Year ended
                                     December 31,    December 31,     December 31,   December 31,    December 31,
                                         1996            1997             1998           1999            2000
                                     ------------    ------------     ------------   ------------    ------------
Number of Revolving Credit
Line Loans serviced..............         28,368          31,395           30,571         31,517          33,863
Aggregate Loan Balance of
 RCL Loans Serviced..............    $ 1,353,800     $ 1,387,217      $ 1,191,938    $ 1,202,594     $ 1,313,527
For the Period:
Gross Charge-offs Dollars........    $     1,860     $     4,269      $     2,756    $     4,445     $     3,884
  Percentage(2)..................           0.14%           0.31%            0.23%          0.37%           0.30%
_______________
(1)      Includes Bankruptcy and Foreclosure.
(2)      As a percentage of aggregate balance of revolving credit line loans serviced.


     Additionally, the information contained in the tables entitled "Range of Cut-off Date Principal Balances", "Prime Index Mortgage Loan Margins", "One-Month LIBOR Index Mortgage Loan Margins", "Six-Month LIBOR Index Mortgage Loan Margins" and "One-Year Treasury Index Mortgage Loan Margins" under the heading "The Mortgage Pool" on pages S-18 and S-21 of the Prospectus Supplement is hereby updated to indicate, as of December 31, 2000, the Mortgage Loan Balances and Margins of the Mortgage Loans:


                             Range of Principal Balances as of December 31, 2000

                                                                                              % of Mortgage
                                          Number of                                         Pool by Principal
Range of Principal Balances             Mortgage Loans         Principal Balance                 Balance
--------------------------------------------------------------------------------------------------------------------
$0-49,999.99                                   32               $   1,150,096.66                   0.94%
$50,000-54,999.99                               2                     104,215.33                   0.09%
$55,000-59,999.99                               3                     177,271.94                   0.15%
$60,000-74,999.99                               6                     414,950.43                   0.34%
$75,000-99,999.99                              26                   2,319,424.67                   1.91%
$100,000-149,999.99                            40                   4,987,067.04                   4.10%
$150,000-199,999.99                            30                   5,388,764.49                   4.43%
$200,000-249,999.99                            33                   7,422,143.23                   6.10%
$250,000-299,999.99                            26                   7,220,279.03                   5.93%
$300,000-349,999.99                            23                   7,335,116.03                   6.03%
$350,000-399,999.99                            15                   5,684,308.76                   4.67%
$400,000-449,999.99                             9                   3,854,392.33                   3.17%
$450,000-499,999.99                             9                   4,235,054.26                   3.48%
$500,000-549,999.99                            12                   6,271,960.40                   5.15%
$550,000-599,999.99                             3                   1,760,443.87                   1.45%
$600,000-649,999.99                             6                   3,644,724.29                   2.99%
$650,000-699,999.99                             8                   5,379,012.53                   4.42%
$700,000-749,999.99                             6                   4,276,018.60                   3.51%
$800,000-849,999.99                             3                   2,457,957.11                   2.02%
$850,000-899,999.99                             2                   1,749,859.32                   1.44%
$900,000-949,999.99                             1                     900,000.00                   0.74%
$950,000-999,999.99                             5                   4,888,820.11                   4.02%
$1,000,000-1,099,999.99                        10                  10,259,242.88                   8.43%
$1,100,000-1,199,999.99                         3                   3,352,942.55                   2.75%
$1,200,000-1,299,999.99                         2                   2,475,000.00                   2.03%
$1,400,000-1,499,999.99                         1                   1,400,000.00                   1.15%
$1,700,000-1,799,999.99                         1                   1,700,218.02                   1.40%
$1,800,000-1,899,999.99                         1                   1,848,796.16                   1.52%
$2,000,000-2,099,999.99                         2                   4,097,500.00                   3.37%
$2,200,000-2,299,999.99                         1                   2,240,000.00                   1.84%
$2,500,000-2,599,999.99                         1                   2,536,639.36                   2.08%
$2,600,000-2,699,999.99                         1                   2,699,999.99                   2.22%
$3,000,000 or Higher                            2                   7,499,999.00                   6.16%
                                    --------------------------------------------------------------------------------
                TOTALS                        325               $ 121,732,218.39                 100.00%
                                    ================================================================================


                                  Prime Index Mortgage Loan Margins as of December 31, 2000

                                                                                                          % of Mortgage
                                                       Number of                                        Pool by Principal
                    Margin                          Mortgage Loans           Principal Balance               Balance
-------------------------------------------------------------------------------------------------------------------------------
                      0                                    3                   $1,467,852.54                 100.00%


                                  One-Month LIBOR Index Mortgage Loan Margins as of December 31, 2000

                                                                                                          % of Mortgage
                                                       Number of                                        Pool by Principal
                    Margin                          Mortgage Loans           Principal Balance               Balance
-------------------------------------------------------------------------------------------------------------------------------
                      0.75                                   1                 $    547,294.32                 1.57%
                      1.25                                   1                      325,716.06                 0.93%
                      1.375                                  4                    7,582,815.42                21.74%
                      1.5                                    9                    6,097,950.59                17.48%
                      1.625                                 17                    8,385,291.64                24.04%
                      1.75                                   2                    1,400,000.00                 4.01%
                      1.875                                 18                    8,355,083.01                23.95%
                      2.125                                 14                    1,560,822.47                 4.47%
                      2.375                                  6                      631,231.45                 1.81%
                                               --------------------------------------------------------------------------------
                      TOTALS                                72                 $ 34,886,204.96               100.00%
                                               ================================================================================


                             Six-Month LIBOR Index Mortgage Loan Margins as of December 31, 2000

                                                                                                          % of Mortgage
                                                       Number of                                        Pool by Principal
                    Margin                          Mortgage Loans           Principal Balance               Balance
-------------------------------------------------------------------------------------------------------------------------------
                     1                                       1                 $    549,760.19                 0.78%
                     1.125                                   1                      312,500.00                 0.44%
                     1.25                                    3                      768,830.07                 1.08%
                     1.375                                   2                      620,876.11                 0.88%
                     1.5                                    13                   16,178,086.46                22.82%
                     1.625                                  16                   10,099,135.53                14.25%
                     1.75                                   48                   19,696,654.44                27.79%
                     1.875                                   3                    1,941,324.21                 2.74%
                     2                                      31                    8,565,191.24                12.08%
                     2.125                                   2                    2,268,796.16                 3.20%
                     2.25                                   55                    7,114,703.52                10.04%
                     2.375                                   3                      589,052.26                 0.83%
                     2.5                                    25                    2,174,030.36                 3.07%
                                               --------------------------------------------------------------------------------
                     TOTALS                                203                 $ 70,878,940.55               100.00%
                                               ================================================================================


                            One-Year Treasury Index Mortgage Loan Margins as of December 31, 2000

                                                                                                          % of Mortgage
                                                       Number of                                        Pool by Principal
                    Margin                          Mortgage Loans           Principal Balance               Balance
-------------------------------------------------------------------------------------------------------------------------------
                     1.625                                   3                 $  1,926,087.17                13.28%
                     1.75                                    1                       81,999.99                 0.57%
                     1.875                                   4                    1,338,778.03                 9.23%
                     2                                       2                    1,355,999.99                 9.35%
                     2.125                                  10                    3,189,496.14                22.00%
                     2.25                                    6                    1,226,107.26                 8.46%
                     2.5                                    11                      834,865.94                 5.76%
                     2.625                                   1                      206,000.00                 1.42%
                     2.75                                    9                    4,339,885.82                29.93%
                                               --------------------------------------------------------------------------------
                      TOTALS                                47                 $ 14,499,220.34               100.00%
                                               ================================================================================


                             --------------------


                The date of this Supplement is March 30, 2001.